Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 22, 2011 on the financial statements of The Flex-funds (the “Funds”), comprising The Muirfield Fund, The Dynamic Growth Fund, The Aggressive Growth Fund, The Defensive Balanced Fund, The Strategic Growth Fund, The Quantex Fund, The Utilities and Infrastructure Fund (formerly known as “The Total Return Utilities Fund”), The U.S. Government Bond Fund, and The Money Market Fund, as of December 31, 2010 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 21, 2011

Registered with the Public Company Accounting Oversight Board